                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (date of earliest event reported): March 18, 2002

                              deCODE genetics, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                                 000-30469                            04-33226704
(State or other jurisdiction of             (Commission File Number)      (I.R.S. Employer Identification No.)
incorporation or organization)

                    STURLUGATA 8, IS-101 REYKJAVIK, ICELAND
                    (Address of principal executive offices)

         REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE +354-570-1900



          (Former name or former address, if changes since last report)

                                EXPLANATORY NOTE

           deCODE genetics, Inc. ("deCODE") hereby amends it Current Report on Form 8-K dated March 18, 2002, as filed with the Securities and Exchange Commission on March 21, 2002, for the sole purposes of adding Item 7.


ITEM 7.  FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

(a) Financial Statements of Business Acquired.

(i) The consolidated balance sheet of MediChem as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2000, and the related notes and report of the independent auditors thereto are contained in the Proxy Statement/Prospectus of deCODE and MediChem dated February 12, 2002, and included in deCODE's Registration Statement on Form S-4, as amended (Registration No. 333-81848) and are incorporated herein by reference.

(ii) The consolidated balance sheet of MediChem as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the year ended December 31, 2001, and the related notes and report of the independent auditors thereto are included herein as follows:

                                                                                PAGE
Independent Auditors' Report                                                      3
Consolidated Balance Sheet as of December 31, 2001                                4
Consolidated Statement of Operations for the year ended December 31, 2001         5
Consolidated Statement of Stockholders' Equity and Comprehensive Loss
  for the year ended December 31, 2001                                            6
Consolidated Statement of Cash Flows for the year ended December 31, 2001         7
Notes to Consolidated Financial Statements                                        8

(b) Pro-Forma Financial Information

Pro forma condensed consolidated financial information for the year ended December 31, 2001 is included herein as follows.

                                                                                PAGE
Introduction to Unaudited Pro Forma Condensed, Consolidated and Combined
  Financial Statements                                                           28
Unaudited Pro Forma Condensed, Consolidated and Combined
  Balance Sheet as of December 31, 2001                                          29
Unaudited Pro Forma Condensed, Consolidated and Combined
  Statement of Operations for the year ended December 31, 2001                   30
Unaudited Pro Forma Condensed, Consolidated and Combined
  Statement of Operations for the three-months ended March 31, 2002              31
Notes to Unaudited Pro Forma Condensed, Consolidated and Combined
  Financial Statements                                                           32

(c)  Exhibits

      23.1  Consent of Independent Auditors - KPMG LLP

      23.2  Consent of Independent Auditors - KPMG LLP

      23.3  Consent of Independent Auditors - KPMG LLP

      23.4  Consent of Independent Auditors - KPMG LLP

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:  /s/ Kari Stefansson
     -------------------------------------
     Kari Stefansson
     President and Chief Executive Officer

Dated: May 30, 2002

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
MediChem Life Sciences, Inc.:

We have audited the accompanying consolidated balance sheet of MediChem Life Sciences, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MediChem Life Sciences, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Chicago, Illinois
February 18, 2002, except as to note 18, which is as of April 5, 2002

                  MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001


ASSETS
Current assets:
     Cash and cash equivalents                                           $  3,396,623
     Investments, available-for-sale securities                             3,354,818
     Accounts receivable,  net of allowances of $128,957                    2,539,835
     Accounts receivable - related party                                       76,324
     Prepaid assets                                                           827,260
     Other current assets                                                     282,416
                                                                         ------------
           Total current assets                                            10,477,276
Property and equipment, net                                                28,372,975
Intangibles, net                                                            3,983,948
Goodwill,  net                                                              1,170,718
Other assets                                                                  250,226
                                                                         ------------
           Total assets                                                  $ 44,255,143
                                                                         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of debt and capital lease obligations               $ 12,408,830
     Accounts payable                                                       1,112,732
     Accrued expenses                                                       2,618,148
     Deferred revenue                                                         855,884
                                                                         ------------
           Total current liabilities                                       16,995,594
Long-term debt                                                              1,019,523
Capital lease obligations less of current portion                             915,380
                                                                         ------------
           Total liabilities                                               18,930,497
                                                                         ------------

Stockholders' equity:
     Preferred stock, $0.01 par value; 10,000,000 shares authorized,
        none issued and outstanding                                                --
     Common stock, $0.01 par value; 100,000,000 shares authorized,
        26,674,756 shares issued and outstanding                              266,748
     Additional paid-in capital                                            89,777,404
     Deferred compensation                                                    (91,513)
     Accumulated deficit                                                  (64,610,164)
     Accumulated other comprehensive loss                                     (17,829)
                                                                         ------------
           Total stockholders' equity                                      25,324,646
                                                                         ------------

           Total liabilities and stockholders' equity                    $ 44,255,143
                                                                         ============


The accompanying notes are an integral part of these consolidated financial statements.

                  MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


REVENUE
     Contract revenue                                                     $ 17,134,886
     Contract revenue - related party                                        2,755,340
                                                                          ------------
          Total contract revenue                                            19,890,226

CONTRACT SERVICE COSTS
     Contract service costs                                                 10,877,287
     Contract service costs - related party                                    973,820
                                                                          ------------
          Total contract service costs                                      11,851,107

GROSS PROFIT                                                                 8,039,119

MILESTONE AND INTELLECTUAL PROPERTY REVENUE, NET
     Milestone and intellectual property revenue, net                          758,011
     Milestone and intellectual property revenue - related party, net          (10,736)
                                                                          ------------
          Total milestone and intellectual property revenue, net               747,275

OPERATING EXPENSES
     Selling, general and administrative                                    15,100,143
     Research and development                                                1,641,549
     Depreciation and amortization                                           6,929,215
     Impairment and restructuring charges                                   45,533,969
                                                                          ------------
          Total operating expenses                                          69,204,876

INCOME (LOSS) FROM OPERATIONS                                              (60,418,482)

OTHER INCOME (EXPENSE)
     Interest expense                                                         (862,403)
     Interest income                                                           600,245
     Loss on disposal of asset                                                 (23,945)
     Other, net                                                                  1,289
                                                                          ------------
          Total other income (expense), net                                   (284,814)
                                                                          ------------

 LOSS BEFORE BENEFIT FOR INCOME TAXES                                      (60,703,296)

BENEFIT FOR INCOME TAXES                                                   (11,331,025)
                                                                          ------------

NET LOSS                                                                  $(49,372,271)
                                                                          ============

PER SHARE DATA - BASIC AND DILUTED
     Basic and diluted net loss per share                                 $      (1.86)
                                                                          ============

     Shares used in computing basic and diluted net loss per share          26,573,517
                                                                          ============


The accompanying notes are an integral part of these consolidated financial statements.

                  MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                                                         ACCUMULATED
                                        COMMON STOCK        ADDITIONAL                                     OTHER         TOTAL
                                     ------------------      PAID-IN      DEFERRED       ACCUMULATED   COMPREHENSIVE  STOCKHOLDERS'
                                     SHARES      AMOUNT      CAPITAL     COMPENSATION      DEFICIT         LOSS           EQUITY
                                     ------      ------      -------     ------------      -------         ----           ------
BALANCE AT DECEMBER 31, 2000       26,510,042   $265,100   $89,711,354     $(142,909)   $(15,237,893)    $   (815)     $ 74,594,837
Comprehensive loss:
   Net loss                                                                              (49,372,271)                   (49,372,271)
   Other comprehensive loss,
      net of tax:
         Unrealized loss on
          investment securities                                                                           (17,014)
                                                                                                         --------      ------------
   Other comprehensive loss                                                                               (17,014)          (17,014)
                                                                                                                       ------------
Comprehensive loss                                                                                                      (49,389,285)
                                                                                                                       ------------
Stock options exercised by
   employees                          164,714      1,648        45,784                                                       47,432
Increase deferred compensation
   costs for Scientific
   Advisory Board and an employee                               20,266       (20,266)                                            --
Amortization of deferred
   compensation costs                                                         71,662                                         71,662
                                -------------   --------   -----------     ---------    ------------     --------      ------------
BALANCE AT DECEMBER 31, 2001       26,674,756   $266,748   $89,777,404     $ (91,513)   $(64,610,164)    $(17,829)     $ 25,324,646
                                =============   ========   ===========     =========    ============     ========      ============

The accompanying notes are an integral part of these consolidated financial statements.

                  MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                         $(49,372,271)
Adjustments to reconcile net  loss to net cash used in operating activities:
    Depreciation and amortization                                                   6,929,215
    Bad debt expense                                                                  130,742
    Deferred taxes                                                                (11,535,692)
    Non-cash compensation expense                                                      71,662
    Non-cash impairment charges                                                    43,989,262
    Loss on disposal of asset                                                          23,945
Changes in operating assets and liabilities:
    Accounts receivable                                                               424,798
    Prepaid and other current assets                                                  863,716
    Other assets                                                                     (114,607)
    Accounts payable                                                               (1,142,198)
    Accrued expenses                                                               (1,217,471)
    Deferred revenue                                                               (1,027,465)
                                                                                 ------------

    Net cash used in operating activities                                         (11,976,364)
                                                                                 ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                           (4,496,628)
    Purchase of intangibles                                                           (84,300)
    Sale of securities                                                              5,093,116
                                                                                 ------------

Net cash provided by investing activities                                             512,188
                                                                                 ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from the issuance of loans payable                                     3,212,916
    Repayment of loans payable                                                       (876,933)
    Repayment of capital lease obligations                                           (334,910)
    Proceeds from stock options exercised, net                                         47,432
                                                                                 ------------

    Net cash provided by financing activities                                       2,048,505
                                                                                 ------------

Net decrease in cash                                                               (9,415,671)
Cash and cash equivalents at beginning of year                                     12,812,294
                                                                                 ------------

Cash and cash equivalents at end of year                                         $  3,396,623
                                                                                 ============


The accompanying notes are an integral part of these consolidated financial statements.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTIONS OF BUSINESS

Originally founded in 1987, MediChem Life Sciences, Inc. and subsidiaries (the Company), provides contract chemistry research services specializing in chemical synthesis for new drug discovery and development for the global pharmaceutical, biotechnology, agricultural, chemical and personal care industries. The Company's operations are focused on providing Conventional Synthesis, Combinatorial Chemistry, cGMP Synthesis, Analytical Chemistry, Medicinal Chemistry, Biocatalysis and Proteomic services designed to enable its customers to reduce overall drug development time and costs. The Company operates in one business segment and all of its assets are located in the United States.

On January 1, 1999, the Company contributed all the net assets of its contract chemistry research services business to a wholly-owned subsidiary that assumed the name MediChem Research, Inc. and all the net assets of its proprietary drug development business, including the Company's 50% interest in Sarawak MediChem Pharmaceuticals, Inc. to a wholly-owned subsidiary, Advanced Life Sciences, Inc. In conjunction with this legal entity restructuring, the Company changed its name from MediChem Research, Inc. to MCR Holdings, Inc. The Company's 50% investment in Sarawak MediChem Pharmaceuticals was accounted for using the equity method of accounting.

On June 14, 1999, the Company exchanged its investment in 100% of the outstanding common stock of Advanced Life Sciences for nonvoting preferred stock issued by Advanced Life Sciences effecting a spin-off of Advanced Life Sciences. No gain or loss was recognized in the accompanying consolidated statements of operations upon the spin-off of Advanced Life Sciences. The accompanying consolidated statements of stockholders' equity (deficit) and comprehensive loss reflect an increase to retained earnings of $18,141 related to net liabilities of Advanced Life Sciences derecognized by the Company in the spin-off. The historical carrying value of the net liabilities recorded by the Company was used because Advanced Life Sciences was transferred to a common controlling stockholder. Subsequent to the spin-off, the Company provides services to Advanced Life Sciences under a master services agreement. See note 4 -- Related-party transactions.

Prior to the spin-off, a sole stockholder owned 100% of the Company and Advanced Life Sciences, then a wholly owned subsidiary of the Company. As a result of the spin-off of Advanced Life Sciences, this stockholder became the sole common stockholder of Advanced Life Sciences. The Company holds 100% of the preferred stock of Advanced Life Sciences, which was issued to the Company in exchange for common stock held at the June 14, 1999 spin-off. The Company accounts for its investment in Advanced Life Sciences' preferred stock on the cost method and established its initial carrying value based upon the historical carrying value of its investment in the common stock of Advanced Life Sciences, which was zero. At December 31, 2001 the carrying value of the Company's investment in Advanced Life Sciences preferred stock was zero.

In the fourth quarter of 2000, the Company completed an initial public offering of 7,360,000 shares of common stock. The Company received net proceeds of $45.3 million after payment of $2.6 million in expenses relating to the issuance and distribution of the securities and $3.6 million in underwriting discounts and commissions. The Company used $9.7 million of the net proceeds to repay in full and terminate its credit facility, $11.5 million for the mandatory redemption of outstanding preferred stock, $2.1 million for the optional redemption of outstanding warrants, $1.6 million for general corporate purposes, $1.5 million to repay a note payable to a stockholder and $0.4 million to repay outstanding shareholder loans arising from the acquisition of ThermoGen, Inc. Immediately prior to the initial public offering, the Company reincorporated in the state of Delaware as MediChem Life Sciences, Inc., and exchanged its outstanding shares of Class A convertible preferred stock, Class D preferred stock and all classes of outstanding common stock for 19,044,746 shares of common stock of the Company, reflecting an 18.65557 for one split of the common stock. All share and per share data have been restated to reflect this split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in previously issued consolidated financial statements have been reclassified to conform to the current year's presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of MediChem Life Sciences, Inc. and its wholly owned subsidiaries, MediChem Research, Inc., ThermoGen, Inc., Emerald BioStructures, Inc., Advanced X-Ray Analytical Services, Inc. and MediChem Management, Inc. All intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers temporary, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2001 were $1,261,555.

INVESTMENTS, AVAILABLE-FOR-SALE SECURITIES

Investments consist of securities available-for-sale, which are stated at fair value with the unrealized gains and losses included as accumulated other comprehensive loss within stockholders' equity on the consolidated balance sheets. Cost of securities is calculated using the specific-identification method. Interest income is accrued as earned and gains and losses are recognized when realized. Securities available-for-sale at December 31, 2001 consisted primarily of commercial paper and fixed-income securities.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Property and equipment under capital leases are recorded at the present value of the minimum lease payments. Assets under capital leases and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Maintenance and repair costs are expensed as incurred.

GOODWILL AND INTANGIBLE ASSETS

Goodwill and identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 8 to 15 years. At each balance sheet date, the Company evaluates the recoverability of goodwill and intangible assets based on expected future undiscounted cash flows. The Company believes that no goodwill or intangible assets are impaired at December 31, 2001.

LONG-LIVED ASSETS

The Company is required to periodically evaluate the useful lives of its long-lived assets. In addition, assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company believes that no long-lived assets are impaired at December 31, 2001.

SOFTWARE DEVELOPMENT COSTS

Software development costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development costs and expensed as incurred. Once technological feasibility has been established, additional costs incurred in development are capitalized until the product's general commercial release. Capitalized software development costs are amortized using the greater of the straight-line method over an estimated useful life of 3 years or the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. At December 31, 2001, $144,804 of capitalized software development costs are included in intangibles, net on the accompanying consolidated balance sheets. Amortization expense for the year ended December 31, 2001, was $56,260.

DEFERRED FINANCING COSTS

The cost of obtaining financing through the issuance of long-term debt obligations is amortized on the straight-line method over the term of the obligation.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss and credit carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

The Company recognizes contract revenue from its negotiated rate contracts on a per diem basis as services are rendered or on the percentage of completion method based on the ratio of costs incurred to expected total costs for fixed fee contracts based upon the terms of the underlying contract. Any losses on contracts are provided for when they are determinable and estimable. Included in revenue are billings to customers for the cost of materials purchased for performance under the contract.

The Company recognizes milestone revenue upon confirmation of achievement of a contract milestone with customers.

Intellectual property revenue is generated from the sale or licensing of intellectual property developed and maintained by the Company. Revenue is recognized based upon the legal transfer of intellectual property rights for sales transactions and as earned for licensing arrangements.

Revenues from software arrangements in which the Company has continuing obligations to customers are deferred and recognized ratably over the arrangement period as services are performed.

UNBILLED SERVICES AND DEFERRED REVENUE

In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones, or submission of appropriate billing detail. Unbilled services arise when services have been rendered but customers have not been billed. Similarly, deferred revenue represents prebillings or cash receipts for services that have not yet been rendered. Unbilled services are included in accounts receivable. Deferred revenue is recognized as revenue when services are rendered and in accordance with the provisions of contractual arrangements.

The Company received up-front payments during 2001 in conjunction with entering into a multi-year contract with a strategic partner. The up-front, nonrefundable payments are being recognized ratably over the initial term of the contract, which is 3 years. Revenue deferred on this contract was $341,667 at December 31, 2001.

CONTRACT SERVICE COSTS

Contract service costs consist primarily of payroll and payroll related costs and direct material costs incurred to provide contractual services to customers.

RESEARCH AND DEVELOPMENT

Unfunded Research and development costs are expensed as incurred and were approximately $1,641,500 in 2001. Funded research and development costs consist of costs incurred under grant programs funded by small business innovative research grants (SBIR grants) issued by the National Cancer Institute and the National Institute of Health. Funded research and development costs are expensed as incurred within contract service costs and were approximately $1,575,000 net of overhead allocations in 2001.

ADVERTISING COSTS

The Company expenses all advertising costs as incurred. Advertising costs charged to operations were approximately $377,200 in 2001.

INCENTIVE STOCK PLAN

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock option grants to employees. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above for stock-based grants to employees, and has adopted the disclosure requirements of SFAS 123.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable, investments, accounts payable, accrued expenses, and debt. With the exception of the Company's long-term debt, the carrying amounts of these instruments approximate their fair value due to their short maturity. The estimated fair value of long-term debt (including current maturities) using quoted market prices of the same or similar issues with the same remaining term to maturity is approximately $13,194,100 at December 31, 2001.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets" were issued. In October 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting, and prohibits the use of the pooling-of-interests method for such transactions. SFAS 141 also requires identified assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria.

SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill, including that acquired before initial application of the standard, should not be amortized but should be tested for impairment at least annually. Other identified intangible assets should be amortized over their useful lives and reviewed for impairment in accordance with SFAS 144. Within six months of initial application of the new standard, a transitional impairment test must be performed on all goodwill. Any impairment loss recognized as a result of the transitional impairment test should be reported as a change in accounting principle. In addition to the transitional impairment test, the required annual impairment test should be performed in the year of adoption of SFAS 142. SFAS 142 is effective for fiscal years beginning after December 15, 2001, (although early adoption would be permitted in certain circumstances) and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. The Company is in the process of evaluating the impact that adoption of SFAS 142 may have on the consolidated financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of that Statement. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company is in the process of evaluating the impact that adoption of SFAS 144 may have on the consolidated financial statements; however, such impact, if any, is not known or reasonably estimable at this time.


3. BUSINESS AND CREDIT CONCENTRATION

In 2001, the Company had contracts with two third-party customers for amounts exceeding 10% of total contract revenue. Contract revenue with these customers was $3,106,160 and $1,957,881, respectively, for the year ended December 31, 2001.

The Company's ten largest customers accounted for approximately 61% of total contract revenue in 2001.

Conventional Synthesis services represented 45% of the Company's total contract revenues for 2001.

Combinatorial Synthesis services represented 14% of the Company's total contract revenues for 2001.

Medicinal Chemistry services represented 10% of the Company's total contract revenues for 2001.

Analytical services represented 7% of the Company's total contract revenues for 2001.

cGMP Synthesis services represented 6% of the Company's total contract revenues for 2001.

Molecular Biology services represented 5% of the Company's total contract revenues for 2001.

The Company's exposure to credit loss is equal to its outstanding billed receivables and unbilled services balance. Management employs a specific identification methodology to provide for doubtful accounts. Credit losses have consistently been within management's expectations. Accounts receivable due from an individual third-party customer of the Company was $309,492 at December 31, 2001.

4. RELATED PARTY TRANSACTIONS

The Company provides services to Sarawak MediChem Pharmaceuticals that are reimbursed based upon negotiated contractual rates. Amounts billed to Sarawak MediChem Pharmaceuticals are recorded as contract revenue-related party. Amounts due from Sarawak MediChem Pharmaceuticals were $6,000 at December 31, 2001.

Subsequent to its spin-off on June 14, 1999, the Company and Advanced Life Sciences entered into a master services agreement under which the Company provides various services. Amounts billed under the agreement are recorded as contract revenue-related party. Amounts due from Advanced Life Sciences were $70,324 at December 31, 2001.

Contract service costs - related party consist primarily of payroll and payroll related costs, and direct material costs incurred to provide contractual services to Advanced Life Sciences and Sarawak MediChem Pharmaceuticals. No overhead or other costs are allocated to contract service costs-related party.

On February 22, 2001, the Company entered into a contract with Advanced Life Sciences, Inc. to produce and deliver a certain compound for $1.1 million. The price for producing the compound approximates the fee that would be charged by a third-party chemistry service provider, and the compound was delivered in March 2001.

At December 31, 2001, the Company's chairman and chief executive officer owned 100% of the 400,000 outstanding shares of common stock in Advanced Life Sciences.

The Company's chairman and chief executive officer is a guarantor of the mortgage loan payable described in note 10.

The Company has licensed technology from Advanced Life Sciences, under which the Company is committed to make royalty payments ranging from 4-8% of any contract revenue recognized incorporating the licensed technology. Payments made to Advanced Life Sciences under these agreements were $10,736 for 2001.

5. ACCOUNTS RECEIVABLE

                                        Third party   Related party
                                        -----------   -------------

Billed receivables                       $2,590,671     $76,324
Unbilled services                            78,121          --
Less allowance for doubtful accounts        128,957          --
                                         ----------     -------
Accounts receivable, net                 $2,539,835     $76,324
                                         ==========     =======






6. INVESTMENTS

The fair value, amortized cost and gross unrealized losses for available-for-sale investment securities were $3,354,818, $3,372,647 and ($17,829), respectively, at December 31, 2001.


7. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment and their useful lives at December 31, 2001:


                                                    USEFUL LIFE
                                                    -----------
Land                                                           --     $ 2,302,776
Building improvements                              10 to 20 years      18,014,530
Furniture and fixtures                                    7 years         694,783
Leasehold improvements                                    5 years       2,388,854
Lab equipment and instruments                             6 years       7,615,367
Equipment under capital lease                             7 years       1,877,343
Computer equipment                                        3 years       1,573,982
Construction in-progress                                       --          93,055
                                                                      -----------
                                                                       34,560,690
Less accumulated depreciation and amortization                          6,187,715
                                                                      -----------
Property and equipment, net                                           $28,372,975
                                                                      ===========

8. IMPAIRMENT AND RESTRUCTURING CHARGES

In September of 2001, the Company implemented a board-approved cost reduction program to consolidate several operational sites of its MediChem Research and ThermoGen subsidiaries. This plan called for the closure of facilities located in Chicago, IL; Des Plaines, IL; Lemont, IL; Cambridge, MA and South San Francisco, CA. Operational facilities were centralized into the Company's new corporate headquarters located in Woodridge, IL. Expenses related to lease abandonment totaled $116,876 for 2001 and will be paid through 2003 in accordance with the terms of the related lease agreements. In addition to the facilities consolidation plan, the Company simultaneously implemented a program to reduce its workforce by 52 employees. This action impacted approximately twenty-five percent of the Company's workforce. Charges related to the severance of these employees totaled $585,874, and are expected to be settled in cash by March 8, 2002.

During the quarter ended September 30, 2001, certain events and circumstances caused the Company to conduct a review of the carrying value of its long-lived assets, including the long-lived assets acquired in connection with the Company's acquisitions of ThermoGen, Inc. and Emerald BioStructures, Inc. on May 31, 2000. These events include: (1) the 25% reduction in the Company's workforce, (2) deterioration of the business climate, which has generated the valuation declines of enterprises in the Company's industry, and (3) the failure of certain assets to generate the cash flows that were projected at the time of acquisition. Certain intangible assets were determined to be impaired because the carrying amount of the assets exceeded the undiscounted future cash flows expected to be derived from the assets. These impairment losses were measured as the amount by which the carrying amounts of the assets exceeded the fair values of the assets, determined based on the discounted future cash flows expected to be derived from the assets. The resulting impairment charges totaled $34.2 million and $9.8 million for ThermoGen and Emerald BioStructures, respectively.

Additionally, management revised the estimated useful lives of certain intangible assets at each of the acquired subsidiaries based upon a lower projected life indicated by the impairment analysis. The estimated useful lives of patents and trade names at ThermoGen was reduced from 15 years to 7 years, while the expected benefit period of contracts and customer base at both ThermoGen and Emerald was reduced from 10 years to 3 years.

On October 18, 2001, the Company announced an additional workforce reduction of 25 personnel. Charges related to the severance of these employees totaled $841,957, and are expected to be settled in cash by June 1, 2003.

The following tables summarize the restructuring charges incurred in relation to the cost reduction program and impairment of intangible assets:

                                        Restructuring Charges      Paid Through      Unpaid Balance as of
EXPENSE CATEGORY                              Accrued            December 31, 2001      December 31, 2001
                                              -------            -----------------      -----------------
Employee severance and related costs         $1,427,831             $  986,344             $441,487
Lease termination costs                         116,876                 31,446               85,430
                                             ----------             ----------             --------
Restructuring liability totals               $1,544,707             $1,017,790             $526,917
                                             ==========             ==========             ========



INTANGIBLES                                                     Impairment Charges
                                                                ------------------
Patents                                                            $ (6,021,371)
Trade names                                                          (2,633,766)
Contracts and customer base                                         (14,904,467)
Proprietary technology                                                       --
Other intangibles                                                            --
                                                                   ------------
                                                                   $(23,559,604)
                                                                   ============






GOODWILL                                                        Impairment Charges
                                                                ------------------
Goodwill                                                           $(20,429,658)
                                                                   ============



Restructuring charges                                              $  1,544,707
Impairment charges                                                   43,989,262
                                                                   ------------
Total restructuring and impairment charges                         $ 45,533,969
                                                                   ============







9. INTANGIBLES AND GOODWILL

The following is a summary of intangibles and goodwill and their useful lives at December 31, 2001:


INTANGIBLES                                    USEFUL LIFE
                                               -----------
Patents                                        8 to 10 years       $1,350,540
Trade names                                    8 to 10 years          750,500
Contracts and customer base                    5 years              1,817,200
Proprietary technology                         10 years               289,000
Other Intangibles                              3 to 10 years          272,718
                                                                   ----------
                                                                    4,479,958
Less accumulated amortization                                         496,010
                                                                   ----------
Intangibles, net                                                   $3,983,948
                                                                   ==========


GOODWILL                                       USEFUL LIFE            2001
                                               -----------            ----
Goodwill                                       15 years            $1,192,533
Less accumulated amortization                                          21,815
                                                                   ----------
Goodwill, net                                                      $1,170,718
                                                                   ==========

10.   DEBT

On April 5, 2001, the Company entered into a Master Security Agreement with General Electric Capital Corporation (G.E. Capital). This credit facility provides for revolving credit loans in the aggregate amount of $4,000,000. During 2001, the Company entered into three promissory notes associated with this credit facility. These notes were for $442,220, $533,080 and $571,738 and bear interest at fixed rates of 9.57%, 9.47%, and 9.04%, respectively. The terms of the notes are four years and all are payable in equal monthly payments based on a 48-month amortization plus interest. These notes are secured by the equipment purchased. As of December 31, 2001, this credit facility was suspended by G.E. Capital.

On June 1, 2001, the Company converted its $12,000,000 construction loan into a 5-year mortgage loan amortized over 20 years. The loan has a limited unsecured principal guaranty from the Company's Chairman and CEO in the amount of $2,500,000. The guaranty will decline by $500,000 at each fiscal year end. Repayment of the loan is secured by a mortgage and security agreement creating a first and prior lien on the building and all fixtures and improvements, and a first collateral assignment of all rents, issues, security deposits and profits of the project. Interest on the first $5.0 million of the loan is fixed at 7.74% through May 2002. Interest on the remaining $7.0 million will be calculated on the 30-day LIBOR floating rate plus 225 basis points. Principal reductions on the loan will equal $50,000 per month with the remaining balance becoming due at the end of the term. At December 31, 2001, $11,700,000 was outstanding under the mortgage loan.

At December 31, 2001, the Company was in technical default of one covenant relating to the mortgage loan, so the outstanding amount is classified as a current debt obligation at December 31, 2001.

In the ordinary course of business, the company is contingently liable for performance under a standby letter of credit totaling $1.0 million at December 31, 2001.

The following is a summary of debt obligations at December 31, 2001:

Note payable with monthly payments of $5,165
  through April 2002; interest at 8.52%                              $    16,000
Mortgage loan due June 1, 2006; interest at
  7.74% on $4.875 million, interest at LIBOR plus
  225 basis points on $6.825 million                                  11,700,000
Note payable with monthly payments of $11,037
  through May 2005; interest at 9.57%                                    376,708
Note payable with monthly payments of $13,280
  through June 2005; interest at 9.47%                                   463,633
Note payable with monthly payments of $14,132
  through August 2005; interest at 9.04%                                 527,587
                                                                     -----------
                                                                      13,083,928
Less:
Current portion of debt                                               12,064,405
                                                                     -----------
Debt, less current portion                                           $ 1,019,523
                                                                     ===========


Annual maturities of debt are as follows:
--------------------------------------------------------------------------------
2002                                                                 $12,064,405
2003                                                                     382,385
2004                                                                     419,680
2005                                                                     217,458
2006                                                                          --
                                                                     -----------
Total                                                                $13,083,928
                                                                     ===========


11.   STOCKHOLDERS' EQUITY

Immediately prior to its initial public offering, the Company reincorporated in the state of Delaware and filed a certificate of incorporation authorizing the issuance of 10,000,000 shares of preferred stock and 100,000,000 shares of common stock. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board may authorize the issuance of shares of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price. Registered common stock, par value $.01 per share, is voting and provides for non-cumulative dividends.

On October 26, 2000, in conjunction with the Company's initial public offering, 19,044,746 shares of common stock were issued in exchange for 19,044,746 shares of Class A common stock after giving effect to:

      -     an 18.65557 for one split of common stock;

      - the automatic conversion of all outstanding shares of Class A preferred stock into 6,351,120 shares of common stock; and

      - the conversion of all outstanding shares of Class D preferred stock into 201,887 shares of common stock.

In 2000, the Company successfully completed an initial public offering of its common stock. The Company issued 6,360,000 shares of common stock to new public investors and 1,000,000 shares to existing stockholders at $7.00 per share. Offering costs of $6,200,000 have been netted against the gross proceeds of the offering resulting in net proceeds of approximately $45,300,000.

12.   INCENTIVE STOCK PLAN

Effective January 1, 1998, the Company's Board of Directors and stockholders adopted and approved the Company's Incentive Compensation Plan (the 1998 Plan). The 1998 Plan provides for the grant of stock options and the award of restricted stock to selected officers, directors, consultants and employees of the Company and other eligible persons. A total of 746,222 shares of common stock were reserved for issuance under the 1998 Plan. Options are granted at estimated fair value as determined by the Board of Directors and expire 10 years from the date of grant. Vesting periods of option grants are determined by the Board of Directors at the time of grant. Awards of restricted stock are subject to certain terms, conditions, restrictions and limitations as determined by the Board of Directors. Options granted through June 30, 1999 under the 1998 Plan provided for graduated vesting whereby options vest in 33% increments on the third, fourth and fifth anniversary of the date of grant.

Effective January 1, 1999, the 1998 Plan was amended to change its name to the MCR Holdings, Inc. Incentive Compensation Plan, and on July 1, 1999, the Board of Directors reserved an additional 746,222 shares of Class B common stock and authorized the issuance of additional stock option grants to management, employees and directors and certain consultants under the provisions of the 1998 Plan. Options were granted at or below their estimated fair value and expire ten years from the date of grant. The options granted to management, directors, employees and consultants provide for graduated vesting, whereby options vest in 33% increments on the first, second and third anniversary of the date of grant.

Effective May 31, 2000, the Board of Directors reserved an additional 485,046 shares of Class B common stock and authorized the issuance of additional stock option grants to ThermoGen employees as a result of ThermoGen acquisition.

In October 2000, the 1998 Plan was frozen and no further options can be granted from this plan. At December 31, 2001, 1,977,490 shares have been reserved under the 1998 Plan.

Options outstanding at the recapitalization date, which was June 14, 1999, were modified to maintain the option holder's economic position after the recapitalization. Options on a share of common stock were modified to represent the right to purchase one share of Class B common stock, one share of Class C preferred stock and one share of Class D preferred stock. Exercise of the option on Class B common stock and Class C preferred stock must be effected concurrently. Other than proportionally modifying the exercise price to maintain the economic position of the option holders, terms of the original grant remain the same. No compensation expense was recorded by the Company as a result of the option modifications.

On May 31, 2000, as a part of the ThermoGen acquisition, the Company assumed the ThermoGen 1997 Stock Option Plan, and all outstanding options under the ThermoGen Stock Option Plan were converted into options under the MCR Holdings 1998 Incentive Compensation Plan based upon the option assumption and replacement agreement. Each ThermoGen option holder received vesting credit under the MCR Holdings 1998 Incentive Compensation Plan equal to the vesting credit of such holder under the ThermoGen Stock Option Plan. There were a total of 463,613 options granted to ThermoGen option holders from the MCR Holdings 1998 Incentive Compensation Plan.

In conjunction with the initial public offering, the Company cancelled options to purchase 24,564 shares of Class C and 24,564 shares of Class D preferred stock by making payments of $231,428 and $86,786 to the Class C and Class D preferred stock option holders, respectively. These payments were recorded as compensation expense in the accompanying consolidated statements of operations.

In September 2000, the board of directors adopted the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan was designed to enhance the Company's long-term profitability and stockholder value by aligning the interests of selected directors, officers, employees and consultants with the Company's performance targets. Effective October 18, 2000, an aggregate of 2,500,000 shares of common stock was initially reserved for issuance under 2000 Stock Incentive Plan. The aggregate number of shares of common stock available for issuance under the 2000 Stock Incentive Plan will be increased at the first day of each calendar year beginning on January 1, 2001, by an amount equal to 2.5% of the total number of the Company's shares of common stock then outstanding. Options are granted at fair value and expire ten years from the date of grant. The options granted to management, directors, employees and consultants provide for graduated vesting, whereby options vest in 33% increments on the first, second and third anniversary of the date of grant.

Common stock option activity is as follows:

                                                                 2001
                                                      --------------------------
                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       EXERCISE
FIXED OPTIONS                                           SHARES           PRICE
-------------                                         ----------      ----------
Outstanding at beginning of year                       2,033,649      $     2.70
Granted                                                  792,593            2.49
Exercised                                               (164,714)           0.29
Terminated                                              (456,925)           3.25
                                                      ----------      ----------
Outstanding at end of year                             2,204,603      $     2.69
                                                      ==========      ==========


Options exercisable at year-end                        1,110,796      $     2.46


Weighted average fair value of options granted                        $     1.96

The following table summarizes stock options outstanding at December 31, 2001:

                                    OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------
                                                                            NUMBER
                        NUMBER            WEIGHTED                       EXERCISABLE   WEIGHTED
                    OUTSTANDING AS        AVERAGE           WEIGHTED         AS OF      AVERAGE
RANGE OF EXERCISE   OF DECEMBER 31,      REMAINING          AVERAGE      DECEMBER 31,  EXERCISE
     PRICES              2001         CONTRACTUAL LIFE   EXERCISE PRICE      2001        PRICE
-----------------------------------------------------------------------------------------------
      $0.25              203,050             8.41            $   0.25        203,050   $   0.25
      $0.47              341,828             6.11            $   0.47        152,347   $   0.47
      $0.53                4,309             8.50            $   0.53             --   $     --
      $1.29              365,190             9.69            $   1.29         59,610   $   1.29
  $1.30 - $2.03           91,000             9.59            $   1.72         22,500   $   1.83
      $2.36              583,995             7.52            $   2.36        417,878   $   2.36
  $2.99 - $4.63          234,269             9.04            $   4.37         79,480   $   4.63
      $4.91               80,563             8.93            $   4.91         73,737   $   4.91
      $7.60               12,148             8.41            $   7.60          4,877   $   7.60
      $7.61              288,251             8.41            $   7.61         97,317   $   7.61
                       ---------           ------            --------      ---------   --------
  $0.25 - $7.61        2,204,603             8.16            $   2.69      1,110,796   $   2.46
                       =========           ======            ========      =========   ========


The Company applies APB Opinion 25 and related interpretations in accounting for the 1998 and 2000 plans. Accordingly, no compensation cost was recognized for grants that were issued at fair market value. However, compensation cost was recognized for grants issued below fair market value.

Had compensation cost for the Company's plans been determined based on SFAS 123, the Company's net loss available to common stockholders and basic and diluted loss per share for the year ended December 31, 2001 would have been the pro forma amounts indicated below:


                                                                       2001
                                                                   ------------
Net income (loss) available to common stockholders:
     As reported                                                   $(49,372,271)
     Pro forma                                                     $(51,058,207)
Basic and diluted loss per share:
     As reported                                                   $      (1.86)
     Pro forma                                                     $      (1.92)


The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: no dividend yield, volatility of 106%, risk free interest rate of 4.09% and expected lives of between 4 and 6 years.

13.   NET LOSS PER SHARE

The following table sets forth the computation of the numerator and denominator used in the computation of basic and diluted net loss per share of common stock for the year ended December 31, 2001:

                                                               FOR THE YEAR ENDED DECEMBER 31, 2001
                                                          ----------------------------------------------
                                                             LOSS              SHARES          PER SHARE
                                                          (NUMERATOR)       (DENOMINATOR)        AMOUNT
                                                          -----------       -------------        ------
    Net loss                                             $(49,372,271)

    Common stock                                                              26,573,517
    Basic and diluted loss per share
      Net loss available to common stockholders          $(49,372,271)        26,573,517         $(1.86)


Basic loss per share excludes dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for all periods. Because the Company reported a net loss in 2001, the calculation of diluted loss per share does not include common stock equivalents, as they are anti-dilutive. The shares of common stock potentially issuable upon the exercise of stock options that were outstanding at December 31, 2001 were 2,204,603.

14.   INCOME TAXES

The components of income tax benefit are as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       2001
                                                                   ------------
Current:
     Federal                                                       $    188,103
     State                                                               16,564
                                                                   ------------
         Total current                                                  204,667
                                                                   ------------
Deferred:
     Federal                                                         (9,370,844)
     State                                                           (2,164,848)
                                                                   ------------
         Total deferred                                             (11,535,692)
                                                                   ------------
Total income tax benefit                                           $(11,331,025)
                                                                   ============


The Company has net operating loss carryforwards of approximately $13,960,100 at December 31, 2001. This net operating loss will be carried forward to offset future taxable income, if any, through 2021. Future changes in ownership, including the sale of the Company described in note 18, would impose restrictions on those net operating loss carryforwards.

The differences between the U.S. Federal income tax rate of 34% for the year ended December 31, 2001 and the actual effective tax rate on loss for the year resulted from the following:

                                                                         2001
                                                                        ------
U.S. Federal income tax rate                                             (34.0)%
Increase (decrease) in income taxes resulting from:
     State income taxes, net of U.S. Federal tax benefit                  (2.3)
     Increase (decrease) in valuation allowance                            5.2
     Amortization and impairment of nondeductible goodwill                12.1
     Other, net                                                            0.3
                                                                        ------
         Effective tax rate                                              (18.7)%
                                                                        ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

                                                                       2001
                                                                   ------------
Deferred tax assets:
     Net operating loss carryforwards                              $  5,494,206
     Charitable contribution                                              5,213
     Stock options                                                      141,424
     Minimum tax credit carryforwards                                    64,162
     Deferred revenue                                                   139,250
                                                                   ------------
        Total deferred tax assets                                     5,844,255

Less valuation allowance                                             (3,922,512)
                                                                   ------------
     Net deferred tax assets                                          1,921,743

Deferred tax liabilities:
     Accrued vacation                                                      (396)
     Property and equipment                                            (405,649)
     Intangibles                                                     (1,497,253)
     Other                                                              (18,445)
                                                                   ------------
        Total deferred tax liabilities                               (1,921,743)
                                                                   ------------
Net deferred tax liabilities                                       $         --
                                                                   ============

The valuation allowance for deferred tax assets as of December 31, 2001 was $3,922,512. The net change in the total valuation allowance for the year ended December 31, 2001 was an increase of $3,922,512. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the scheduled reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2001. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2001, will be allocated as follows:

      Income tax benefit that would be reported in the
           consolidated statement of operations                       $3,781,088
      Additional paid-in capital                                         141,424
                                                                      ----------
                                                                      $3,922,512
                                                                      ==========

15.   BENEFIT PLAN

The Company sponsors a contribution savings and investment 401(k) plan in which employees meeting minimum service requirements are eligible to participate. Participants may contribute up to 15% of their compensation. For participant contributions on the first 6% of compensation, the Company contributed an amount equal to 50% of those contributions in 2001. The Company's contributions to the plan were $278,474 in 2001.

16.   COMMITMENTS

(a) LEASES

The Company leases equipment, office and laboratory facilities under operating leases that expire at various dates through September 2005. In addition, the Company is obligated under various capital leases for certain equipment.

Minimum annual payments under operating leases and the present value of future minimum capital lease payments at December 31, 2001 are as follows:

                                                                       Capital
                                                     Operating          Lease
                                                       Leases        Obligations
--------------------------------------------------------------------------------
Year ending December 31,
2002                                                 $  573,756       $  444,266
2003                                                    413,490          357,582
2004                                                    134,585          302,139
2005                                                         --          295,809
2006                                                         --           98,603
                                                     ----------       ----------
Total                                                $1,121,831        1,498,399
                                                     ==========
Less amount representing interest                                        238,594
                                                                      ----------
Present value of minimum lease payments                               $1,259,805
                                                                      ==========

Rent expense under operating leases amounted to $815,636 in 2001.

The following is a summary of capital lease obligations at December 31, 2001:

Capital lease obligation with monthly payments of $69 through January 2002;
      imputed interest rate of 23.93% ........................................     $       68
Capital lease obligations with monthly payments ranging from $205 to $2,864
      through April 2002; imputed interest rates ranging from 6%-15.48% ......         11,537
Capital lease obligation with monthly payments of $94 through August 2002;
      imputed interest rate of 25.29% ........................................            688
Capital lease obligation with monthly payments of $1,126 through September
      2002; imputed interest rate of 21.77% ..................................          9,270
Capital lease obligation with monthly payments of $749 through January 2003;
      imputed interest rate of 16.56% ........................................          8,859
Capital lease obligation with monthly payments of $6,836 through June 2003;
      imputed interest rate of 9% ............................................        102,779
Capital lease obligation with monthly payments of $150 through August 2003;
      imputed interest rate of 21.18% ........................................          2,503
Capital lease obligations with monthly payments ranging from $917 to $1,790
      through February 2004; imputed interest rates ranging from 7.49%-11% ...         62,589
Capital lease obligations with monthly payments ranging from $1,255 to $23,396
      through April 2006; imputed interest rates ranging from 8.81%-9.49% ....      1,061,512
                                                                                   ----------
                                                                                   $1,259,805
Less:
      Current portion of capital leases ......................................        344,425
                                                                                   ----------
      Capital lease obligations, less current portion ........................     $  915,380
                                                                                   ==========


(b) ROYALTIES

On July 1, 1999, the Company licensed certain technology from Advanced Life Sciences. Under the license, the Company is committed to make royalty payments in the amount of 8% of the Company's contract revenues incorporating the licensed technology. Royalty payments under the license amounted to $10,736 for the year ended December 31, 2001 and are netted against milestone and intellectual property revenue in the accompanying consolidated statement of operations.

The Company has a royalty commitment to pay 50% of the net profit from the sale of certain software products. Included in cost of goods sold in 2001 are $0, related to this royalty, which continues in perpetuity.

The Company licenses certain technology platforms from a variety of third-party partners to provide contract research services. Under these agreements, the Company is committed to make royalty payments based upon a percentage of the revenue derived using licensed technology. During 2001, the Company incurred costs totaling $15,281 under these license agreements.

17.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                                          FOR THE YEAR
                                                                             ENDED
                                                                          DECEMBER 31,
                                                                              2001
                                                                           ----------
Supplemental disclosure of cash flow information:
        Interest paid                                                      $1,023,495
        Income tax payments                                                        --
Supplemental disclosure of noncash investing and financing activities:
        Equipment acquired under capital lease                              1,243,705


18.   SUBSEQUENT EVENTS

On March 18, 2002, pursuant to the Merger Agreement between the Company and Saga Acquisition Corp., a wholly owned subsidiary of deCODE Genetics, Inc., (deCODE) each share of company's common stock was exchanged for .3099 shares of deCODE's common stock and the Company became a wholly-owned subsidiary of deCODE.

On April 5, 2002, deCODE Genetics advanced the Company $11,670,000 and the Company repaid its mortgage loan in its entirety.

                 UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND
                         COMBINED FINANCIAL STATEMENTS
                       (PRO FORMA FINANCIAL STATEMENTS)

INTRODUCTION

The following pro forma financial statements are presented to illustrate the effects of the merger on the historical operating results of deCODE and MediChem. The pro forma balance sheet as of December 31, 2001 gives effect to the merger as if it had occurred on such date, and reflects the preliminary allocation of the purchase price to the MediChem assets acquired and liabilities assumed based upon their respective currently estimated fair values. The pro forma statements of operations give effect to the merger as if it occurred as of January 1, 2001.

The pro forma financial statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of deCODE and MediChem. deCODE's financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 2001 and its periodic report on form 10-Q for the three-months ended March 31, 2002. MediChem's financial statements for the year ended December 31, 2001 are included as a part of this Form 8-K/A.

These pro forma financial statements have been prepared to give effect to the merger using the purchase method of accounting as defined by Statement of Financial Accounting Standard No. 141 "Business Combinations," with deCODE as the surviving corporation in the merger. deCODE will account for the merger based upon the fair market values of MediChem's net tangible and identifiable intangible assets acquired and liabilities assumed on March 18, 2002, the date upon which the acquisition was consummated.

These pro forma financial statements are based upon the respective historical financial statements of deCODE and MediChem, as adjusted, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of the operations of the combined company that may be realized. However, it is contemplated that following the merger deCODE will incur additional costs in connection with integrating the operations of the two companies and these integration-related costs are not included in the accompanying pro forma financial statements.

These pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the financial position or operating results that would have actually been reported had the merger occurred as of the dates indicated, nor are the pro forma financial statements necessarily indicative of the future financial position or operating results of the combined company. The pro forma adjustments included in the pro forma financial statements represent a preliminary determination of these adjustments based upon the information available at the time of the filing of this Form 8-K/A. Based on the timing of the closing of the transaction and other factors, deCODE cannot assure you that the actual adjustments will not differ materially from the pro forma adjustments reflected in the pro forma financial statements. A change affecting the value assigned to long-term assets acquired and liabilities acquired and/or assumed would result in a reallocation of the purchase price and modifications to the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

            UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED
                     BALANCE SHEET AS OF DECEMBER 31, 2001

                                                                                                                       Pro Forma
                                                deCODE                MediChem             Pro Forma                    deCODE
                                             genetics, Inc.      Life Sciences, Inc.      Adjustments     Note 2     genetics, Inc.
                                             --------------      -------------------      -----------     ------     --------------
                                                                                (in thousands)
ASSETS
Current assets:
     Cash and cash equivalents               $153,061            $ 3,397                                             $156,458
     Restricted cash                           14,000                  0                                               14,000
     Investments, available-for-sale
      securities                                    0              3,355                                                3,355
     Receivables and other current assets      26,043              3,725                                               29,768
                                             ---------           --------                                            ---------
          Total current assets                193,104             10,477                                              203,581
Property and equipment, net                    61,208             28,373                  $    920         (f)         90,501
Other long-term assets                          2,047              5,405                    (5,155)        (d)          2,297
                                                                                            63,589         (e)         63,589
                                             ---------           --------                 ---------                  ---------
          Total assets                       $256,359            $44,255                   $59,354                   $359,968
                                             =========           ========                 =========                  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses   $ 21,165            $ 3,731                  $  3,900         (c)       $ 28,796
     Current portion of long-term debt and
      capital leases                            7,427             12,409                                               19,836
     Deferred revenue                           6,147                856                      (856)        (f)          6,147
                                             ---------           --------                 ---------                  ---------
          Total current liabilities            34,739             16,996                     3,044                     54,779
Capital lease obligations, net of current
 portion                                        9,922                915                                               10,837
Deferred revenue                                7,000                  0                                                7,000
Long-term debt and other long-term
 liabilities                                   29,356              1,019                       120         (f)         30,495
                                             ---------           --------                   -------                  ---------
          Total liabilities                    81,017             18,930                     3,164                    103,111
Stockholders' equity:
     Preferred stock                                0                  0                                                    0
     Common stock                                  45                267                      (267)        (a)             53
                                                                                                 8         (b)
     Additional paid-in capital               351,960             89,777                   (89,777)        (a)        432,785
                                                                                            80,825         (b)
     Notes receivable                         (10,789)                 0                                              (10,789)
     Deferred compensation                     (6,173)               (91)                       91         (a)         (6,173)
     Accumulated deficit                     (158,592)           (64,610)                   64,610         (a)       (158,592)
                                                                                              (480)        (e)           (480)

     Accumulated other comprehensive
      income (loss)                                53                (18)                       18         (a)             53
     Treasury stock                            (1,162)                 0                     1,162         (b)              0
                                             ---------           --------                 ---------                  ---------
          Total stockholders' equity          175,342             25,325                    56,190                    256,857
                                             ---------           --------                 ---------                  ---------
          Total liabilities and
           stockholders' equity              $256,359            $44,255                  $ 59,354                   $359,968
                                             =========           ========                 =========                  =========

    The accompanying notes are an integral part of this pro forma condensed, consolidated and combined financial statements.

            UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001


                                                                                                                     PRO FORMA
                                                     DECODE        MEDICHEM LIFE       PRO FORMA                       DECODE
                                                 GENETICS, INC.  SCIENCES, INC. (a)   ADJUSTMENTS       NOTE 3    GENETICS, INC.
                                                 --------------  ------------------   -----------       ------    --------------
                                                               (In thousands, except share and per share amounts)
Revenue                                           $     31,551      $     20,638                                    $   52,189
  Operating Expenses
  Research and development                              71,797            13,493      $        933        (g)           87,372
                                                                                             1,149        (e)
  Selling, general and administrative                   12,402            15,100             1,865        (g)           29,367
  Depreciation and amortization                                            6,929            (2,971)       (f)                0
                                                                                            (3,958)       (d)
  Impairment and restructuring charges                                    45,534           (43,989)       (d)            1,545
                                                  ------------      ------------      ------------                  ----------
    Total operating expenses                            84,199            81,056           (46,971)                    118,284
                                                  ------------      ------------      ------------                  ----------
Operating loss                                         (52,648)          (60,418)           46,971                     (66,095)
Interest income                                          6,925               600                                         7,525
Other non-operating income and (expense), net           (2,115)             (885)                                       (3,000)
                                                  ------------      ------------      ------------                  ----------
Loss from operations before income taxes               (47,838)          (60,703)           46,971                     (61,570)
Benefit for income taxes                                     0            11,331           (11,331)       (h)                0
                                                  ------------      ------------      ------------                  ----------
Net loss                                          $    (47,838)     $    (49,372)           35,640                  $  (61,570)
                                                  ============      ============      ============                  ==========
Basic and diluted net loss per share              $      (1.08)     $      (1.86)                                   $    (1.17)
                                                  ============      ============                                    ==========
Shares used in computing basic and diluted
  net loss per share                                44,289,911        26,573,517       (26,573,517)       (i)       52,652,804
                                                                                         8,362,893        (j)



    The accompanying notes are an integral part of these unaudited pro forma condensed, consolidated and combined financial statements.

            UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS FOR THE THREE-MONTHS ENDED MARCH 31, 2002


                                                                                                                       PRO FORMA
                                                     DECODE          MEDICHEM LIFE          PRO FORMA                    DECODE
                                               GENETICS, INC.(b)  SCIENCES, INC.(a)(b)     ADJUSTMENTS      NOTE 3   GENETICS, INC.
                                               -----------------  --------------------     -----------      ------   --------------
                                                                (In thousands, except share and per share amounts)
Revenue                                           $      9,486        $      3,913                                     $   13,399
Operating Expenses
 Research and development                               17,918               2,778        $       (480)       (c)          20,736
                                                                                                   233        (g)
                                                                                                   287        (e)
 Selling, general and administrative                     3,527               3,486                 466        (g)           7,479
 Depreciation and amortization                                                 860                (702)       (f)               0
                                                                                                  (158)       (d)
                                                  ------------        ------------        ------------                 ----------
      Total operating expenses                          21,445               7,124                (354)                    28,215
                                                  ------------        ------------        ------------                 ----------
Operating loss                                         (11,959)             (3,211)                354                    (14,816)
Interest income                                            861                  19                                            880
Other non-operating income and (expense), net             (429)               (201)                                          (630)
                                                  ------------        ------------        ------------                 ----------
Loss from operations before income taxes               (11,527)             (3,393)                354                    (14,566)
Income taxes                                                 0                   0                                              0
                                                  ------------        ------------        ------------                 ----------
Net loss before cumulative effect of
  change in accounting principle                       (11,527)             (3,393)                354                    (14,566)
Cumulative effect of change in milestone
  revenue recognition                                      333                                                                333
                                                  ------------        ------------        ------------                 ----------
Net loss                                          $    (11,194)       $     (3,393)       $        354                 $  (14,233)
                                                  ============        ============        ============                 ==========
Basic and diluted net loss per share              $      (0.24)       $      (0.13)                                    $    (0.27)
                                                  ============        ============                                     ==========
Shares used in computing basic and diluted
 net loss per share                                 46,073,358          26,930,473         (26,930,473)       (i)      53,149,652
                                                                                             7,076,294        (j)



    The accompanying notes are an integral part of these unaudited pro forma condensed, consolidated and combined financial statements.

          NOTES TO THE UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND
                         COMBINED FINANCIAL STATEMENTS

NOTE 1

On March 18, 2002, deCODE completed the acquisition of MediChem Life Sciences, Inc. (MediChem) in a stock-for-stock exchange accounted for as a purchase transaction. The acquisition gives deCODE capabilities in chemistry and structural proteomics that will be used in the implementation of its strategy of turning its targets identified by applying population genomics to common diseases into novel drugs for the market.

Under the terms of the merger agreement, MediChem shareholders received 0.3099 shares of newly issued deCODE common stock in exchange for each MediChem share of common stock, or 8,362,893 shares of deCODE common stock. In addition, options to purchase shares of MediChem common stock that vested immediately upon consummation of the merger have been assumed by deCODE, resulting in the issuance of 577,917 options to purchase deCODE common stock. Under the terms of the merger agreement, deCODE will also grant a further 136,356 deCODE stock options to certain employees of MediChem under the 1996 Equity Incentive Plan.

The total consideration for the acquisition was approximately $85.9 million, which consists of deCODE common stock issued in exchange for outstanding MediChem common stock ($79.7 million), MediChem employee stock options assumed ($2.3 million) and estimated deCODE transaction costs ($3.9 million). deCODE's common stock issued in the exchange has been valued using an average price for the period from three days before to three days after the companies reached agreement and the proposed merger was announced. The fair value of options to be assumed is estimated using the Black-Scholes method. The terms of MediChem's outstanding stock options provided that the options fully vested upon a change of control; that is, there were no unvested options upon consummation of this merger. deCODE's direct transaction costs consist primarily of financial advisory, legal and accounting fees.

Under the purchase method of accounting for business combinations as defined by Statement of Financial Accounting Standard No. 141 "Business Combinations", deCODE has preliminarily allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date. Based upon independent valuations of the tangible and intangible assets acquired, deCODE has preliminarily allocated the total cost of the acquisition to the net assets of MediChem as follows (in millions):

        Net tangible assets acquired ................................      $21.9
        In-process research and development .........................        0.5
        Identifiable intangible assets ..............................        5.8
        Goodwill ....................................................       57.7
                                                                           -----
                                                                           $85.9
                                                                           =====

The allocation of the purchase price is preliminary and deCODE will be finalizing independent valuations of MediChem's assets and liabilities and, as such, the preliminary allocation of the purchase price could be subject to significant change. Intangible assets of MediChem identified to-date include developed technology, patents, customer and other contracts and agreements that have estimated useful lives ranging from three to ten years. The amounts attributed to MediChem's tangible assets and liabilities acquired, as well as to identifiable intangible assets, their estimated useful lives and the amount attributed to acquired in-process research and development will ultimately be determined upon completion of the appraisals and, therefore, may be different from that presented in these pro forma financial statements.

NOTE 2

The pro forma balance sheet includes the adjustments necessary to give effect to the acquisition as if it had occurred on December 31, 2001 and to reflect the allocation of the acquisition cost to the estimated fair value of tangible assets and intangible assets acquired and liabilities assumed as discussed in
Note 1 above, including the elimination of MediChem's equity accounts. Adjustments included in the pro forma balance sheet are summarized as follows:

a.   To eliminate MediChem's historical stockholders' equity accounts.

b. To record the issuance of 8,362,893 million shares of deCODE $0.001 par value common stock to acquire all the outstanding common stock of MediChem, including $2.3 million of additional paid-in capital to reflect the estimated fair value of all stock options issued by deCODE in exchange for all outstanding MediChem stock options.

c. To record the accrual of estimated transaction costs. Estimated transaction costs include all costs directly incurred as a result of the transaction including, but not limited to, fees for financial advisors, independent accountants and attorneys and other related costs.

d. To eliminate MediChem's historical goodwill and intangible assets which were recorded in conjunction with their acquisitions of Emerald and ThermoGen.

e. To record the estimated valuation of identifiable intangible assets, being primarily developed technology, patents, customer and other contracts and agreements, and goodwill as well as the one-time non-cash charge to operations for in-process research and development.

f. To record estimated fair value adjustments to MediChem's tangible assets and liabilities.

For purposes of these pro forma financial statements MediChem's mortgage loan is classified as short-term and it became immediately payable at the time of the merger. In April 2002, the loan was repaid in its entirety and, as of the date of this Form 8-K/A, deCODE is in the process of re-financing the loan.

NOTE 3

The pro forma statements of operations include the adjustments necessary to give effect to the acquisition as if it had occurred on January 1, 2001. Adjustments included in the pro forma statements of operations are summarized as follows:

a. The presentation of MediChem's historical statements of operations have been adapted to conform with deCODE's financial presentation.

b. deCODE's statement of operations include the results of MediChem from March 18, 2002, the date of acquisition. MediChem's unaudited results of operations presented for the three-month period ended March 31, 2002 are for the period from January 1, 2002 to the date of acquisition, the 77 day pre-acquisition period.

c. deCODE's statement of operations for the three-month period ended March 31, 2002 includes a charge for acquired in-process research and development representing the value determined by deCODE management to be attributable to the in-process research and development programs of MediChem based on a preliminary valuation of such programs and made using a discounted cash flow methodology, taking into account percentage of completion. As a non-recurring charge arising directly as a result of the acquisition transaction, this amount is not included in the pro forma statements of operations.

d. To eliminate MediChem's historical amortization and impairment of goodwill and intangible assets which were recorded in conjunction with their acquisitions of Emerald and ThermoGen.

e. To record the amortization of preliminarily identifiable intangible assets using estimated useful lives ranging from three to ten years.

f. To eliminate MediChem's historical depreciation of property and equipment.

g. To record the depreciation of MediChem's property and equipment (as adjusted to preliminarily estimated fair values) using estimated economic service lives consistent with the accounting policies of deCODE.

h. To adjust the benefit for income taxes with regard to the pro forma adjustments made in respect of amortization of intangible assets and depreciation of property and equipment.

i. To eliminate MediChem weighted average common shares outstanding.

j. Pro forma basic and diluted net loss per share amounts are based upon the historical weighted average number of shares of deCODE common stock outstanding adjusted to reflect the issuance as of January 1, 2001 of 8,362,893 shares of deCODE common stock. The impact of outstanding options, including MediChem options assumed, has been excluded from the calculation of diluted net loss per share, as the effect would be antidilutive.